SPICER JEFFRIES LLP
Certified Public Accountants
4601 DTC BOULEVARD • SUITE 700
DENVER, COLORADO 80237
TELEPHONE: (303) 753-1959
FAX: (303) 753-0338
www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent, in the Post-Effective Amendment No. 379 and Amendment No. 382 to the Registration Statement on Form N-1A of EA Series Trust the use of our report dated July 29, 2022 on the financial highlights for the period from June 29, 2021 (commencement of operations) through May 31, 2022 of Sparkline Intangible Value ETF (“ITAN”), a series of EA Series Trust, and to the reference to our Firm, the Prior Firm, the Trust’s “independent registered public accounting firm”. Such financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

Denver, Colorado September 26, 2024